Exhibit 10.1

Amendment to Private Placement Subscription Agreement
(U.S. Accredited Investors Only)

AMENDMENT TO THE
PRIVATE PLACEMENT SUBSCRIPTION AGREEMENT
(U.S. Accredited Investors Only)

This Amendment to the Private Placement Subscription Agreement (the “Amendment”) is made and entered into as of November 5, 2009, by and among Mexoro Minerals Ltd. (the “Company”) and the Subscriber. Capitalized terms used herein which are not defined herein shall have the definition ascribed to them in the Private Placement Subscription Agreement between the Company and Subscriber (the “Subscription Agreement”):

AGREEMENT

NOW, THEREFORE, in consideration of the promises and the mutual covenants contained herein and in the Subscription Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.
Introduction: The Introductory paragraph to the Subscription Agreement is hereby amended to provide that the maximum Units that may be offered in the Offering is 12,500,000 Units and the aggregate purchase price of the Units is $2,500,000.

2.	Section 1.6(b): Section 1.6(b) is hereby amended and replaced in its entirety to read as follows:

“(b) Within two days of the closing currently planned for November 5, 2009, (y) release the amounts payable by the Company to Andean Invest Limited (“Andean”) pursuant to the subscription agreement for Canadian and Non U.S. Subscribers and, (z) upon delivery of a certificate from the Company confirming the accuracy of the representation, warranties and covenants of the Company made pursuant to this Agreement as of the Filing Date and in a form reasonably satisfactory to the Subscriber, all of the remaining funds in the Escrow Account less $350,000 shall be disbursed to the Company (the “Second Closing”). Within two business days after the Filing Date (as defined herein), the Escrow Agent shall release funds to DLA Piper LLP (US) from the Escrow Account (not to exceed U.S. $100,000.00) (One Hundred Thousand Dollars). The Company may complete one or more additional closings after the Second Closing, with the last closing to take place no later than November 30, 2009 (the “Final Closing”).”

3.	Section 1.6(c): Section 1.6(c) is hereby amended and replaced in its entirety to read as follows:

“(c) If the Filing Date does not occur prior to November 30, 2009, the Escrow Agent shall return $350,000 held in the Escrow Account to each of the Subscribers participating in the Offering. The amount refunded to each Subscriber pursuant to this Section shall be done in a pro-rata manner and in the same proportion as the initial contribution of a Subscriber as compared to the total Subscription Proceeds collected by the Escrow Agent pursuant to the Offering.”

4.	Section 3.2(d): Section 3.2(d) shall be amended to reflect the capitalization table set forth in the Amendment to Subscription Documents, dated October 30, 2009.

5.	Section 3.2(t): Section 3.2(t) shall be amended to reflect that the Effectiveness Failure occurs on the seven month anniversary of the Final Closing.

6.	This Amendment shall be binding upon, and inure to the benefit of, the parties hereto, their respective successors and legal representatives and their permitted assigns.

7.	Except as specifically otherwise modified herein, the Subscription Agreement as previously amended remains in full force and effect.

IN WITNESS WHEREOF, the Company has executed this Amendment as of the date first above written.

THE COMPANY:

MEXORO MINERALS LTD.

By:	/s/ George Young

Name: George Young Title: Chief Operating Officer